Exhibit 5





                                          February 24, 1998

NovaCare Employee Services, Inc.
2621 Van Buren Avenue
Norristown, PA  19403

Ladies and Gentlemen:

      I am General Counsel of NovaCare Employee Services, Inc., a Delaware corporation (the "Company"), and I have acted as counsel for the Company in connection with the registration statement on Form S-8 being filed by the Company under the Securities Act of 1933, as amended, with respect to 1,625,000 shares of Common Stock (the "Common Stock"), par value $0.01 per share, of the Company to be issued pursuant to the NovaCare Employee Services, Inc. 1997 Stock Option Plan (the "Plan").

      I have reviewed the Company's Restated Certificate of Incorporation, its By-Laws and such other corporate records of the Company and documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed.

      Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the shares of Common Stock, when issued and delivered in accordance with the terms of the options issued under the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

      I hereby consent to the filing of this opinion as an exhibit to the aforesaid registration statement.


                                          Sincerely,



                                   By /s/ Marie L. Martino
                                      ---------------------------------
                                          Marie L. Martino
                                          Senior Vice President,
                                          General Counsel and Secretary



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